UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 27, 2017

Ciner Resources LP
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36062	46-2613366
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

Five Concourse Parkway
Suite 2500
Atlanta, Georgia	30328
(Address of principal executive office)	(Zip Code)

(770) 375-2300
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director and Election of Director

On April 27, 2017, Ceyda Pençe announced her intention to resign as Director of Ciner Resource Partners LLC, the general partner (the “General Partner”) of Ciner Resources LP (the “Partnership”), effective as of April 27, 2017, in order to pursue other opportunities. There were no disagreements between Ms. Pençe and the General Partner, the Partnership or any officer or director of the General Partner which led to Ms. Pençe’s decision.

In addition, on April 27, 2017, Mr. Doğan Pençe was elected to the Board of Directors of the General Partner, to serve until the earlier of his removal in accordance with the provisions of the Amended and Restated LLC Agreement of the General Partner, as amended (the "GP LLC Agreement"), death or resignation.

Mr. Pençe is not an independent director and, as a result, he will not participate in the General Partner’s compensation program for non-employee directors, described on page 93 of the Partnership’s annual report on Form 10-K for the year ended December 31, 2016, filed on March 7, 2017. Mr. Pençe, however, will be indemnified by the General Partner pursuant to the GP LLC Agreement and by the Partnership pursuant to the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, for actions associated with being a director to the fullest extent permitted under Delaware law.

Approval of Award of Restricted Unit Awards and Performance Awards

On and effective as of April 28, 2017, the Board of Directors has approved a grant of 7,823 time-based restricted unit awards (“Restricted Unit Awards”) and 7,823 performance awards based, in part, on the value of Partnership's common units ("Performance Awards") to Kirk H. Milling, Chairman of the Board and Chief Executive Officer of the General Partner, and 14,744 Restricted Unit Awards and 4,022 Performance Awards to Nicole C. Daniel, Vice President, General Counsel and Secretary of the General Partner, in each case, pursuant to the the General Partner's 2013 Long-Term Incentive Plan ("LTIP") and corresponding Restricted Unit Award agreement and Performance Award Agreement, as applicable.

The Restricted Unit Awards granted to these award recipients vest and the forfeiture restrictions will lapse in substantially equal one-third (1/3) increments on each of March 15, 2018, March 15, 2019 and March 15, 2020, so that the Restricted Unit Awards (and any related restricted cash distributions) will be 100% vested on March 15, 2020 so long as the award recipient remains continuously employed by the Partnership Entities (as defined in the corresponding Restricted Unit Award agreement) from the date of grant through each applicable vesting date, unless otherwise vesting earlier pursuant to the terms of the Restricted Unit Award with regard to changes of control, death and disability.

The Performance Awards granted to these award recipients have a performance cycle beginning on January 1, 2017 and ending December 31, 2019. The vesting of the Performance Award, and number of common units of the Partnership distributable pursuant to such vesting, is dependent on the relative performance of the Partnership’s common units compared to an initial peer group consisting of other publicly traded partnerships (provided that the award recipient remains continuously employed with the General Partner or its affiliates or satisfies other service-related criteria through the end of the performance period, except in certain cases of changes of control or the award recipient's death or disability). Vested Performance Awards are to be settled in the Partnership’s common units, with the number of such units payable under the award to be calculated by multiplying the target number provided in the Performance Award Agreement by a performance percentage, which may range from 0% to 200%, depending on the relative performance of the Partnership’s common units over the performance period compared to common units of each member of the peer group. In addition, upon vesting of the Performance Award, the award recipient is entitled to receive a cash payment equal to the distribution equivalents accumulated with respect to the target number provided in the Performance Award Agreement, multiplied by the performance percentage described in the immediately preceding sentence.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 28, 2017, the General Partner adopted Amendment No. 3 (“Amendment No. 3”) to the First Amended and Restated Agreement of Limited Partnership of the Partnership (as amended by Amendment No. 1 thereto dated May 2, 2014, as amended by Amendment 2 thereto dated November 5, 2015, the “Partnership Agreement”) in order to (i) modify the timing of distributions of Available Cash (as defined in the Partnership Agreement) to require that Available Cash be distributed within 60 days following the end of each quarter, and (ii) reflect certain tax law updates. Prior to the effectiveness of Amendment No. 3, the Partnership Agreement required that Available Cash be distributed within 45 days following the end of each quarter. The

Partnership intends to change its distribution payment policy in accordance with Amendment No. 3 commencing with distributions relating to the second quarter of 2017.

The foregoing description of Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to the complete text of Amendment No. 3, a copy of which is filed as Exhibit 3.1 to this Current Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d)      Exhibits.

Exhibit Number	Description
3.1	Amendment No. 3, dated as of April 28, 2017, to the First Amended and Restated Agreement of Limited Partnership of Ciner Resources LP dated as of September 18, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2017	CINER RESOURCES LP

	By:	Ciner Resource Partners LLC,
its General Partner

	By:	/s/ Nicole C. Daniel
Nicole C. Daniel
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amendment No. 3, dated as of April 28, 2017, to the First Amended and Restated Agreement of Limited Partnership of Ciner Resources LP dated as of September 18, 2013